Merchants Bancshares, Inc. Announces Third Quarter 2014 Results

SOUTH BURLINGTON, Vt., Oct. 21, 2014 /PRNewswire/ -- Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $2.81 million and $9.62 million, or diluted earnings per share of $0.44 and $1.52 for the three and nine months ended September 30, 2014, respectively. This compares to net income of $3.67 million and $11.31 million, or diluted earnings per share of $0.58 and $1.79 for the three and nine months ended September 30, 2013, respectively. The return on average assets was 0.68% and 0.77% for the three and nine months ended September 30, 2014, respectively, compared to 0.88% and 0.90% for the same periods in 2013. The return on average equity was 9.02% and 10.48% for the three and nine months ended September 30, 2014, respectively, compared to 12.89% and 12.94% for the same periods in 2013. We previously announced the declaration of a dividend of $0.28 per share, payable November 13, 2014, to shareholders of record as of October 30, 2014.

"The third quarter continued our direction of transitioning and strengthening the balance sheet by reducing exposure to price volatility in the investment portfolio, increasing liquidity and building capital. Market conditions still do not favor asset extension or compensate adequately for credit risk. We have nearly completed the investment in our core conversion project, which we expect will go live at the end of October. Conversion project costs will continue into the fourth quarter but should be offset by some modest benefits. We should realize increased benefits as we proceed through 2015," commented Michael R. Tuttle, our President and Chief Executive Officer.

Pre-tax expenses related to the conversion project incurred during the quarter and nine months ended September 30, 2014 were $442 thousand and $830 thousand, respectively, which represent $.05 and $.09 per share after tax.

Shareholders' equity reached another record high of $125.74 million, and our book value per share increased to $19.86 per share at September 30, 2014 from $18.93 at December 31, 2013. Our capital ratios remain strong at September 30, 2014. At September 30, 2014, our Tier 1 leverage ratio increased to 8.95%, total risk-based capital ratio increased to 17.29%, and our tangible capital ratio increased to 7.63% from 8.44%, 16.12% and 6.93% at December 31, 2013.

Our taxable equivalent net interest income was $12.01 million and $36.50 million for the three and nine months ended September 30, 2014, respectively, compared to $12.71 million and $38.24 million for the same periods in 2013. Our taxable equivalent net interest margin was 3.03% and 3.07% f or the quarter and nine months ended September 30, 2014, compared to 3.14% and 3.17% for the same periods in 2013. The margin decreased by three basis points during the third quarter of 2014 and has decreased by seven basis points over the course of 2014. We have continued to increase liquidity and reduce price volatility exposure in our investment portfolio by allowing the investment portfolio to run off and holding a larger percentage of our balance sheet in cash, which has compressed asset yields. These changes have shortened our assets and caused us to give up some current income, but have reduced price volatility exposure on our balance sheet and better positioned us for rising rates. At the same time our loan yields have continued to compress due to a combination of the extended low interest rate environment, tighter credit spreads and competitive pressures. Additionally, we have continued to increase our variable rate loan portfolio. Average variable rate loans for the third quarter of 2014 were $321.33 million, a $17.27 million increase over the third quarter of 2013. These loans have a lower current yield than fixed rate loans, but will have higher yields when rates start to rise.

Quarterly average loan balances for the third quarter of 2014 were $1.16 billion, $7.27 million higher than quarterly average balances for the third quarter of 2013. Loan balances reflect modest origination activity which was more than offset by amortization and prepayments.

The following table summarizes the components of our loan portfolio as of the periods indicated:

(In thousands)	September 30, 2014	June 30, 2014	December 31, 2013	September 30, 2013
Commercial, financial and agriculture	$ 183,069	$ 193,806	$ 172,810	$ 163,138
Municipal loans	96,258	46,358	94,007	96,491
Real estate loans – residential	472,986	476,696	489,706	493,667
Real estate loans – commercial	381,301	372,825	371,319	373,085
Real estate loans – construction	17,970	32,336	31,841	32,768
Installment loans	4,793	4,238	5,655	5,898
All other loans	286	252	895	454
Total loans	$ 1,156,663	$ 1,126,511	$ 1,166,233	$ 1,165,501

We did not record a provision for credit losses during the third quarter of 2014, and year to date we have recorded a $150 thousand provision for credit losses compared to $400 thousand and $800 thousand for the three and nine months ended September 30, 2013. Credit quality improved further during the quarter. Our nonperforming loans were 0.06% of total loans at September 30, 2014, and loans past due 30-89 days were 0.01% of total loans at September 30, 2014. Net charge-offs during 2014 have been negligible.

The average investment portfolio for the third quarter of 2014 was $336.28 million, a reduction of $66.71 million from average balances for the fourth quarter of 2013. The ending balance in the investment portfolio at September 30, 2014 was $328.16 million, compared to $335.44 million at June 30, 2014 and $393.34 million at December 31, 2013. The book balance of the portfolio at September 30, 2014 includes a $1.37 million unrealized gain on the available for sale portion of the investment portfolio, compared to an unrealized loss of ($220) thousand at December 31, 2013. Interest rates have trended down over the course of 2014 which has positively impacted the value of our largely fixed rate investment portfolio. We sold $14.35 million in securities during the quarter for a small loss. We sold bonds that had higher than average price volatility and lower than average yields to continue to reduce the exposure to rising rates and the risk to tangible capital in the investment portfolio. We also took advantage of an opportunity to unwind our remaining CLO portfolio. Our entire investment portfolio now consists of treasury and agency obligations.

Quarterly average deposits for the third quarter of 2014 were $1.34 billion, an $8.62 million decrease compared to quarterly average deposits for the third quarter of 2013. Growth in business demand deposits and retail money market categories has been offset by reduced time deposit balances. During the quarter we reduced our interest rate on our free checking for life accounts from 0.01% to zero and reclassed balances totaling $214.93 million at September 30, 2014 from interest bearing deposits to noninterest bearing deposits. Average securities sold under agreement to repurchase, which represent collateralized customer accounts, declined to $152.45 million for the quarter ended September 30, 2014 from $212.31 million for the quarter ended December 31, 2013 as a result of seasonal municipal cash flows; average balances were $6.49 million higher compared to the third quarter of 2013.

Total noninterest income increased $90 thousand to $2.88 million for the third quarter of 2014 compared to the third quarter of 2013 and increased $537 thousand for the first nine months of 2014 compared to the first nine months of 2013. Excluding net gains (losses) on investment securities, total noninterest income increased $128 thousand and $419 thousand for the third quarter and first nine months of 2014, respectively, compared to the same periods in 2013. Trust division income increased $96 thousand and $259 thousand for the three and nine months ended September 30, 2014, respectively, compared to the same periods in 2013, as trust division assets under management have continued to show strong growth and now total $628 million. Service charges on deposits increased $40 thousand and $83 thousand for the three and nine months ended September 30, 2014 compared to the same periods in 2013, a result of increases in cash management fees and business checking service charges. We continue to experience pressure on our overdraft and net debit card fee income.

Total noninterest expense increased $1.10 thousand to $10.72 million for the third quarter of 2014 compared to the same period in 2013 and increased $2.02 million to $30.97 million for the first nine months of 2014 compared to the same period in 2013. Excluding the previously mentioned core system conversion costs, total noninterest expense increased $653 thousand to $10.28 million for the third quarter of 2014 compared to the same period in 2013 and increased $1.19 million to $30.14 million for the first nine months of 2014 compared to the same period in 2013. In total, we expect to incur approximately $1.30 million in expenses related to the core conversion during 2014 and expect to realize annual cost savings and additional revenue opportunities of approximately $800 thousand starting in November of this year.

Compensation and benefits increased $391 thousand and $847 thousand for the three and nine months ended September 30, 2014, respectively, compared to the same periods in 2013. The increase was a result of additional investments we have made in the Finance and Risk areas combined with lower credits related to loan originations, as well as a one-time severance accrual of $410 thousand. Occupancy and equipment costs were $132 thousand higher for the third quarter of 2014 compared to 2013, and were $359 thousand higher for the first three quarters of 2014 compared to 2013, a result of investments we have made recently to update, and in some cases, combine our facilities. Marketing expenses for the third quarter of 2014 were $521 thousand, $128 thousand higher than the third quarter of 2013, and were $1.16 million year to date, unchanged from the first nine months of 2013.

During the first quarter of 2014 we adopted, and applied retrospectively, Financial Accounting Standards Board Accounting Standards Update 2014-01, "Accounting for Investments in Qualified Affordable Housing Projects" which allows investors in low income housing tax credit entities that meet certain conditions to account for the investments entirely in income tax expense, which we believe more accurately reflects the economics of the investment. The application of this standard reduced total noninterest expense by $327 thousand and $981 thousand for the quarter and nine months ended September 30, 2014, respectively; and by $271 thousand and $811 thousand for the quarter and nine months ended September 30, 2013, respectively, and increased income tax expense by an equivalent amount. The application of the standard also increased our effective tax rate to 23% and 23% from 16% and 17% for the three and nine months ended September 30, 2014, and to 25% from 21% for the three and nine months ended September 30, 2013, respectively.

Michael R. Tuttle, our President and Chief Executive Officer, and Geoffrey R. Hesslink, our Executive Vice President and Chief Operating Officer, will host a conference call to discuss these earnings results, business and outlook at 9:00 a.m. Eastern Time on Wednesday, October 22, 2014. Interested parties may participate in the conference call by dialing U.S. number (888) 317-6016, Canada number (855) 669-9657, or international number 1-412-317-6016. The title of the call is Merchants Bancshares, Inc. Q3 2014 Earnings Call. Participants are asked to call a few minutes prior to register. A replay will be available until 9:00 a.m. Eastern Time on Friday, October 31, 2014. The U.S. replay dial-in telephone number is (877) 344-7529. The Canada replay telephone number is (855) 669-9658, the international replay telephone number is (412) 317-0088. The replay access code for all replay telephone numbers is 10037012. Additionally, a recording of the call will be available on our website at www.mbvt.com

Established in 1849, Merchants Bank is Vermont's largest and sole remaining statewide independent bank. Consumer, business, municipal and investment customers enjoy personalized relationships, sophisticated online and mobile banking options, and 32 branches statewide. Merchants Bank (Member FDIC, Equal Housing Lender, NASDAQ "MBVT") and Merchants Trust Company employ approximately 300 full-time employees and 40 part-time employees statewide, and have earned several "Best Places to Work in Vermont" awards. American Banker ranks Merchants Bank a "Top 200" in America among 851 peers. www.mbvt.com

Non-GAAP Financial Measure. In addition to results presented in accordance with generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures. In several places net interest income is presented on a fully taxable equivalent basis. Specifically included in interest income was tax-exempt interest income from certain tax-exempt loans. An amount equal to the tax benefit derived from this tax exempt income is added back to the interest income total, to produce net interest income on a fully taxable equivalent basis. The amount added back was $509 thousand for the three months ended September 30, 2014, and $561 thousand for the same period in 2013. An additional non-GAAP financial measure we use is the tangible equity ratio. Because we have no intangible assets, our tangible equity is the same as our book equity. We believe that the supplemental non-GAAP information is utilized by regulators and market analysts to evaluate a company's financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

Certain statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements, which are based on certain assumptions and describe Merchants' future plans, strategies and expectations, can generally be identified by the use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. Our actual results could differ materially from those projected in the forward-looking statements as a result of, among others, continued weakness in general, national, regional or local economic conditions, the performance of our investment portfolio, quality of credits or the overall demand for services; changes in loan default and charge-off rates which could affect the allowance for credit losses; declines in the equity and financial markets; reductions in deposit levels which could necessitate increased and/or higher cost borrowing to fund loans and investments; declines in mortgage loan refinancing, equity loan and line of credit activity which could reduce net interest and non-interest income;

changes in the domestic interest rate environment and inflation; changes in the carrying value of investment securities and other assets; misalignment of our interest-bearing assets and liabilities; increases in loan repayment rates affecting interest income and the value of mortgage servicing rights; changing business, banking, or regulatory conditions or policies, or new legislation affecting the financial services industry that could lead to changes in the competitive balance among financial institutions, restrictions on bank activities, changes in costs (including deposit insurance premiums), increased regulatory scrutiny, declines in consumer confidence in depository institutions, or changes in the secondary market for bank loan and other products; and changes in accounting rules, federal and state laws, IRS regulations, and other regulations and policies governing financial holding companies and their subsidiaries which may impact our ability to take appropriate action to protect our financial interests in certain loan situations.

You should not place undue reliance on our forward-looking statements, and are cautioned that forward- looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, which are included in more detail in our Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other filings submitted to the Securities and Exchange Commission. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contact: Jodi Bachand, Merchants Bank, at (802) 865-1807

Merchants Bancshares, Inc.
Financial Highlights (unaudited)
(Dollars in thousands except share and per share data)

	September 30	June 30,	December 31,	September 30
	2014	2014	2013	2013
Balance Sheets - Period End
Total assets	$ 1,647,586	$ 1,608,943	$ 1,725,469	$ 1,667,130
Loans	1,156,663	1,126,511	1,166,233	1,165,501
Allowance for loan losses ("ALL")	12,019	12,040	12,042	12,199
Net loans	1,144,644	1,114,471	1,154,191	1,153,302
Investments-available for sale, taxable	186,050	188,593	252,513	269,676
Investments-held to maturity, taxable	142,110	146,848	140,826	136,017
Federal Home Loan Bank ("FHLB") stock	4,378	5,877	7,496	7,496
Cash and due from banks	27,283	39,423	30,434	35,634
Interest earning cash and other short-term investments	92,374	62,325	85,037	21,648
Bank owned life insurance	10,237	10,158	10,000
Other assets	40,510	41,248	44,972	43,357
Non-interest bearing deposits	544,425	286,374	266,299	267,608
Savings, interest bearing checking and money market accounts	525,680	763,427	752,171	745,814
Time deposits	233,976	260,898	305,106	317,824
Total deposits	1,304,081	1,310,699	1,323,576	1,331,246
Short-term borrowings	-	-	-	8,200
Securities sold under agreement to repurchase, short-term	188,157	141,064	250,314	179,490
Other long-term debt	2,341	2,362	2,403	2,423
Junior subordinated debentures issued to
unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	6,644	9,237	8,946	8,229
Shareholders' equity	125,744	124,962	119,611	116,923

Balance Sheets - Quarter-to-Date Averages
Total assets	$ 1,642,390	$ 1,657,705	$ 1,685,103	$ 1,661,517
Loans	1,162,236	1,169,339	1,169,935	1,154,967
Allowance for loan losses	12,090	12,206	12,256	11,946
Net loans	1,150,146	1,157,133	1,157,679	1,143,021
Investments-available for sale, taxable	191,771	204,148	265,667	310,165
Investments-held to maturity, taxable	144,510	148,756	137,319	109,753
FHLB stock	4,883	6,428	7,496	7,496
Cash and due from banks	27,871	26,906	29,626	27,913
Interest earning cash and other short-term investments	72,400	60,928	47,624	21,700
Bank owned life insurance	10,190	10,110	-	-
Other assets	40,619	43,296	39,692	41,469
Non-interest bearing deposits	475,101	272,334	267,838	252,795
Savings, interest bearing checking and money market accounts	612,811	777,090	744,634	772,234
Time deposits	247,297	271,658	310,817	318,795
Total deposits	1,335,209	1,321,082	1,323,289	1,343,824
Short-term borrowings	96	752	198	26,451
Securities sold under agreement to repurchase, short-term	152,451	181,593	212,313	145,962
Other long-term debt	2,348	2,369	2,409	2,430
Junior subordinated debentures issued to
unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	7,250	8,813	9,297	8,150
Shareholders' equity	124,417	122,477	116,978	114,081
Earning assets	1,575,800	1,589,599	1,628,041	1,604,081
Interest bearing liabilities	1,035,622	1,254,081	1,290,990	1,286,491

Ratios and Supplemental Information - Period End
Book value per share	$ 20.87	$ 20.73	$ 19.94	$ 19.50
Book value per share (1)	$ 19.86	$ 19.75	$ 18.93	$ 18.53
Tier I leverage ratio	8.95%	8.79%	8.44%	8.42%
Total risk-based capital ratio	17.29%	16.76%	16.12%	16.13%
Tangible capital ratio (2)	7.63%	7.77%	6.93%	7.01%
Period end common shares outstanding (1)	6,329,958	6,326,927	6,318,708	6,311,332

Credit Quality - Period End
Nonperforming loans ("NPLs")	$ 732	$ 888	$ 906	$ 2,684
Nonperforming assets ("NPAs")	$ 732	$ 888	$ 1,014	$ 2,707
NPLs as a percent of total loans	0.06%	0.08%	0.08%	0.23%
NPAs as a percent of total assets	0.04%	0.06%	0.06%	0.16%
ALL as a percent of NPLs	1642%	1356%	1329%	455%
ALL as a percent of total loans	1.04%	1.07%	1.03%	1.05%

(1) This book value and period end common shares outstanding includes 304,119, 299,565; 319,854; and 314,953 Rabbi Trust shares for the periods noted above, respectively.

(2)  The tangible capital ratio is calculated by dividing tangible equity by tangible assets.  Because we have no intangible assets, our tangible shareholder's equity is the same as our shareholder's equity.

Merchants Bancshares, Inc.
Financial Highlights (unaudited)
(Dollars in thousands except share and per share data)

	For the Nine Months Ended
	September 30	September 30
	2014	2013
Balance Sheets - Year-to-Date Averages
Total assets	$ 1,659,369	$ 1,674,726
Loans	1,166,197	1,121,404
Allowance for loan losses	12,138	11,827
Net loans	1,154,059	1,109,577
Investments-available for sale, taxable	208,868	426,023
Investments-held to maturity, taxable	145,664	37,228
FHLB stock	6,258	7,660
Cash and due from banks	27,646	26,232
Interest earning cash and other short-term investments	64,328	21,265
Bank owned life insurance	10,110	-
Other assets	42,435	46,741
Non-interest bearing deposits	337,546	238,655
Savings, interest bearing checking and money market accounts	715,869	727,042
Time deposits	271,062	325,718
Total deposits	1,324,477	1,291,415
Short-term borrowings	283	23,009
Securities sold under agreement to repurchase, short-term	181,002	212,755
Other long-term debt	2,369	2,450
Junior subordinated debentures issued to
unconsolidated subsidiary trust	20,619	20,619
Other liabilities	8,204	7,952
Shareholders' equity	122,415	116,526
Earning assets	1,591,315	1,613,580
Interest bearing liabilities	1,191,204	1,311,593

Merchants Bancshares, Inc.
Financial Highlights (unaudited)
(Dollars in thousands except share and per share data)

	For the Three Months Ended			For the Nine Months Ended
	September 30	June,	September 30	September 30	September 30
	2014	2014	2013	2014	2013
Operating Results
Interest income
Interest and fees on loans	$ 10,642	$ 10,756	$ 11,070	$ 32,160	$ 32,864
Interest and dividends on investments	1,922	2,080	2,314	6,255	7,687
Total interest and dividend income	12,564	12,836	13,384	38,415	40,551
Interest expense
Deposits	803	936	948	2,641	2,422
Securities sold under agreement to repurchase and other short-term borrowings	62	87	83	241	817
Long-term debt	201	200	201	598	602
Total interest expense	1,066	1,223	1,232	3,480	3,841
Net interest income	11,498	11,613	12,152	34,935	36,710
Provision for credit losses	-	50	400	150	800
Net interest income after provision for credit losses	11,498	11,563	11,752	34,785	35,910
Noninterest income
Trust division income	856	830	759	2,537	2,278
Service charges on deposits	331	329	291	977	894
Debit card income, net	678	715	720	2,014	2,114
Overdraft income	639	653	704	1,919	2,078
Gain (losses) on investment securities, net	(37)	17	1	106	(12)
Gain (losses) on sale of other assets	-	(35)	-	(35)	-
Other noninterest income	409	440	311	1,217	846
Total noninterest income	2,876	2,949	2,786	8,735	8,198
Noninterest expense
Compensation and benefits	5,145	4,838	4,754	14,906	14,059
Occupancy and equipment expenses	2,042	2,028	1,910	6,212	5,853
Legal and professional fees	681	693	695	2,012	2,001
Marketing expenses	521	323	393	1,163	1,158
State franchise taxes	340	379	363	1,096	1,082
FDIC insurance	218	217	215	651	655
Conversion costs	442	218	-	830	-
Other noninterest expense	1,336	1,321	1,299	4,104	4,147
Total noninterest expense	10,725	10,096	9,629	30,974	28,955
Income before provision for income taxes	3,649	4,416	4,909	12,546	15,153
Provision for income taxes	843	1,003	1,235	2,923	3,845
Net income	$ 2,806	$ 3,413	$ 3,674	$ 9,623	$ 11,308

Ratios and Supplemental Information
Weighted average common shares outstanding	6,329,081	6,324,753	6,308,796	6,324,759	6,297,965
Weighted average diluted shares outstanding	6,344,834	6,343,461	6,323,602	6,343,438	6,311,098
Basic earnings per common share	$ 0.44	$ 0.54	$ 0.58	$ 1.52	$ 1.80
Diluted earnings per common share	$ 0.44	$ 0.54	$ 0.58	$ 1.52	$ 1.79
Return on average assets	0.68%	0.82%	0.88%	0.77%	0.90%
Return on average shareholders' equity	9.02%	11.15%	12.89%	10.48%	12.94%
Average yield on loans	3.81%	3.87%	4.00%	3.86%	4.10%
Average yield on investments	2.19%	2.28%	2.14%	2.28%	2.17%
Average yield of earning assets	3.29%	3.37%	3.45%	3.36%	3.49%
Average cost of interest bearing deposits	0.37%	0.36%	0.34%	0.36%	0.31%
Average cost of borrowed funds	0.60%	0.56%	0.58%	0.55%	0.73%
Average cost of interest bearing liabilities	0.41%	0.39%	0.38%	0.39%	0.39%
Net interest rate spread	2.88%	2.98%	3.07%	2.97%	3.10%
Net interest margin	3.03%	3.06%	3.14%	3.07%	3.17%
Net interest income on a fully taxable equivalent basis	$ 12,007	$ 12,138	$ 12,713	$ 36,502	$ 38,238
Net recoveries (charge-offs) to Average Loans	(0.02)%	(0.02)%	(0.02)%	(0.01)%	(0.01)%
Net recoveries (charge-offs)	$ (48)	$ (73)	$ (67)	$ (120)	$ (121)
Efficiency ratio (1)	64.10%	62.28%	59.63%	63.26%	59.63%

(1) The efficiency ratio excludes amortization of intangibles, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.
Note: As of September 30, 2014, Merchants Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $7.58 million.
Amounts reported for prior periods are reclassified, where necessary, to be consistent with the current period presentation.

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